CINEDIGM DIGITAL CINEMA CORP. SIGNS DEFINITIVE DOCUMENTATION TO SELL DIGITAL DELIVERY ASSETS TO TECHNICOLOR

Deal expected to close in November

Morristown, NJ and Woodland Hills, CA; October 5, 2011 – Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) , its wholly-owned subsidiary Access Digital Media, Inc., and Technicolor USA, Inc. have signed an agreement for Technicolor to acquire certain assets of Cinedigm’s physical and electronic distribution business, as well as global, software license agreements related to Cinedigm’s digital theatrical movie and trailer distribution business.

Initially announced on July 27, 2011, the deal is expected to close in November 2011and is subject to customary and limited closing conditions. During the next month, the companies plan to work together to ensure a smooth transition for customers and employees.

ABOUT CINEDIGM:  Cinedigm is a leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers. The Company partners with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country. Cinedigm's digital cinema deployment organization, state of the art distributor and exhibition software, and marketing and distribution platform for alternative content and independent films, are a cornerstone of the digital cinema transformation. Cinedigm™ and Cinedigm Digital Cinema Corp.™ are trademarks of Cinedigm Digital Cinema Corp www.cinedigm.com [CIDM-G]

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